EcoloCap’s Nominations to the Board of Directors

MONTREAL, QUEBEC--(MARKET WIRE)--July 22, 2008 -- EcoloCap Solutions (OTC BB:ECOS.OB - News)Dr Tri Vu Truong, President and CEO of EcoloCap is pleased to announce the nomination of Mr. Robert Clarke as Chairman and Cherry Lim as Director of the Company’s Board of Directors.

Mr. Clarke was appointed Chairman and Director on July 11, 2008. Since June 2000, he has been Chairman of 7bridge Capital Partners, a private venture capital group in Hong Kong. Prior to relocating to Hong Kong in June 2001, Mr. Clarke was based in Vancouver, BC and played a key role in the start-up and financing of several Canadian and US companies in the high technology and the telecommunication sectors. In Hong Kong he has been involved in private and public companies, with a particular emphasis on the development of China opportunities, including telecommunications services and payment systems.

Mr. Clarke has served as a Director and Chief Executive Officer of several public companies including Waverider Communications Inc., TEK Digitel Corp., ePhone Telecom Inc. and Manaris Corporation (now Avensys Corporation). He has also been Chairman of Cardtrend International Inc. until January 2008.

Ms. Cherry Lim, 42, was appointed Director of the Company’s Board of Directors on June 30, 2008. Ms Lim has more than 20 years of experience in manufacturing, telecommunications, and VC investments. Prior to joining Advanced ID Corporation earlier this year, Ms Lim was CEO of Tsing-Tech Innovations Co. Ltd., a Hong Kong-based VC specializing in commercialization of R&D results in IT, wireless, environmental technology and healthcare in the Greater China region. Since 1990 she has worked in the telecom industry, first for SingTel in Singapore and then Deustsche Telekom in Hong Kong. In 1996 she joined eGlobe, Inc. where as Director, Business Development, she was responsible for spearheading and fostering partnerships with major Telcos and ISPs in the Asia Pacific region and involved in a number of M&A transactions. From 2000 to 2005, she was the President of 7bridge Capital Partners Ltd., a privately-held company investing in IT and Telecom startups in Greater China and North America between 2000 and 2005.

A Hong Kong native Ms Lim is fluent in three dialects of Chinese as well as English. She has a Bachelor of Science in Industrial Engineering from the University of South Florida, an MBA from the Chinese University of Hong Kong and a Professional Certificate in Chinese Civil and Commercial Law from Tsinghua University.

Says Dr Truong: “The addition of Robert Clarke and Cherry Lim will strengthen our management team in many areas of expertise and in the geographical area where we are concentrating our efforts. Both Mr. Clarke and Ms Lim bring extensive experience of public company management, funding and technical expertise. The knowledge of the Chinese market in particular and the Asian market in general will help speed up our penetration by utilizing the knowledge of local business practices and laws and the personal contacts they have established over the years.”

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

Contact:
Investor Relations
Nada Guirguis
nada.g@ecolocap.com
Tel.: 514-402-2538
Fax: 775-993-2440